EXHIBIT 99.1

FOR IMMEDIATE RELEASE:     July 29, 2003

CONTACT:          Kevin Hardy
                  Chief Financial Officer
                  SOS Staffing Services, Inc.
                  801-484-4400

SOS STAFFING SERVICES, INC. APPROVES A REVERSE STOCK SPLIT AND RECEIVES DELISTING NOTIFICATION FROM NASDAQ


SALT LAKE CITY, UTAH--SOS Staffing Services, Inc. (NASDAQ/SOSS) announced today that it received a Nasdaq Staff Determination on July 23, 2003, indicating that the Company does not meet Nasdaq's $1.00 minimum bid price requirement for continued listing set forth in Marketplace Rule 4450(a)(5) and that its common stock is, therefore, subject to delisting from The NASDAQ SmallCap Market (the "SmallCap Market") as of August 1, 2003.

The Company's board of directors has approved a five-for-one reverse stock split to meet the $1.00 minimum bid price requirement. The shareholders had authorized a reverse stock split at the 2003 annual meeting of shareholders, subject to the discretion of the board of directors. As a result, the Company will be requesting a hearing before the Listing Qualifications Panel to appeal the Staff Determination. Pending Nasdaq's receipt of the request and a final ruling, delisting will be stayed and the common stock will continue to be listed on the SmallCap Market.

There can be no assurance that the bid price per post-reverse split share would either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. Furthermore, the common stock may be subject to delisting if the Company is unable to maintain compliance with other continued listing requirements of the SmallCap Market, even if the bid price per post-reverse split share remains in excess of $1.00. In addition, there can be no assurance that the NASDAQ Listing Qualification Panel will grant the Company's appeal and permit the Company to remain listed on the SmallCap Market.

         SOS Staffing Services, Inc. is a provider of commercial staffing and employment-related services, operating through a network of approximately 75 offices in 13 states.


IMPORTANT NOTE:
Statements in this press release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward- looking statements include, without limitation, earnings projections. Each such statement encompasses the Company's beliefs, expectations, hopes or intentions regarding future events. Words such as "projects," "expects," "intends," "believes," "anticipates," "likely," "hopes" and other words of similar meaning also identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. The Company assumes no obligation to update any forward-looking statement. Readers are cautioned that all forward-looking statements involve risks, uncertainties and other factors that could cause the Company's actual results to differ materially from those anticipated in such statements including, without limitation, the Company's ability to attract and retain the staff, temporary and other employees needed to implement the Company's business plan and to meet customer needs, economic fluctuations, existing and emerging competition, changes in demand for the Company's services, availability of workers' compensation insurance, and the ability of the Company to obtain adequate financing to fund operations. Risk factors, cautionary statements and other conditions, including economic, competitive, governmental and technology factors, that could cause actual results to differ from the Company's current expectations are discussed in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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